EXHIBIT 99.1

IZEA Announces Record Q4 Revenue, up 82% Year over Year
Reports Highest Annual Revenue in Company History, up 34%

Orlando, Florida (March 25, 2014) - IZEA, Inc. (OTCQB: IZEA), the leader in Social Sponsorship, today announced record results for its fourth quarter ending December 31, 2013.

Highlights include:

•	Revenue increased 82% to a record $1.96 million during Q4 2013 compared Q4 2012

•	Bookings grew 141% to a record $1.94 million in Q4 2013 compared to Q4 2012, besting the previous record set in Q3 2013

•	The Company booked $7.3 million in sales during the year ended December 31, 2013, approximately 60% higher than the net bookings of $4.6 million for year ended December 31, 2012

•	Gross profit margin for the year was 59%, up from 57% during the same period in 2012

•	Subsequent to the quarter and year ended December 31, 2013, the Company completed a $12 million financing. The company currently has no long-term debt.

“This is our fourth straight quarter of record bookings and an all-time record for both quarterly and annual revenue,” said Ted Murphy, IZEA's Chairman and Chief Executive Officer. “I am proud of what our team accomplished in 2013 and optimistic for 2014 and beyond. Our initiatives with the launch of The Sponsorship Marketplace at IZEA.com and the IZEA Exchange ecosystem should bring additional opportunity for long term revenue growth and operational efficiencies.”

2013 Annual Results

Revenue for 2013 was $6.63 million, compared to $4.95 million for 2012. Operating expenses for 2013 were $6.84 million, compared to $7.27 million in 2012, a decrease of approximately $430,000 compared to the same period in 2012. Gross profit for 2013 increased by $1.12 million or 40.1%, compared to 2012.

Net loss for the year was $(3,321,992) compared to $(4,672,638) in 2012, a decrease of $1,350,646, or 28.9%. Basic and diluted loss per share was $(0.27) for 2013, compared to diluted loss per share of $(0.99) for 2012.

EBITDA was $(1,970,237) for the year compared to $(3,879,229) for 2012, an improvement of 49%, primarily due to the higher revenue and improved margins during 2013.

Investor Conference Call
The Company will host a conference call today at 4:30p.m. ET, during which IZEA management will discuss the financial results and be available to answer any questions from investors.

Toll-Free (Domestic): (877) 941-2068
International (Toll): (480) 629-9712
Webcast Link: http://public.viavid.com/player/index.php?id=108360

Electronic replay of the conference call will be available through April 1, 2014 by dialing (877) 870-5176 and entering PIN number 4675124. IZEA will also post a downloadable file onto the Investor Relations area of http://corp.izea.com.

About IZEA
Founded in 2006, IZEA is the pioneer of Social Sponsorship. The company builds cloud-based marketplaces that connect brands with creators who blog, tweet, pin, and post on their behalf. Brands receive influential consumer content and engaging shareable stories that drive awareness. Creators are compensated for their participation and partnership. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of revenues, gross profit margin and net operating loss for the 2013 fiscal year. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations:

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com